Exhibit 99.1

Inventure Foods Reports First Quarter 2015 Financial Results

First Quarter Revenues Increased 15.0% to $77.6 Million

PHOENIX, May 7, 2015 (GLOBE NEWSWIRE) — Inventure Foods, Inc. (NASDAQ: SNAK) (“Inventure Foods” or “the Company”), a leading specialty food marketer and manufacturer, today reported financial results for the first quarter ended March 28, 2015.

First Quarter 2015 Highlights

•                  Net revenues increased 15.0% to $77.6 million.

•                  Diluted loss per share was $0.75, primarily due to the product recall costs, intangible asset impairment and planned incremental slotting and promotional trade spend investments.

•                  Adjusted diluted earnings per share* was $0.06, inclusive of $0.05 per share associated with planned incremental slotting and promotional trade spend investments.

•                  Adjusted EBITDA* was $4.6 million.

“We started the year with positive sales momentum, led by a 22.0% increase in our healthy/natural product portfolio as our Boulder Canyon, Radar Farms, Fresh Frozen and Jamba brands all posted solid double digit increases in net revenues,” said Terry McDaniel, Chief Executive Officer of Inventure Foods. “Our achievements in the first quarter were offset by the expenses associated with our voluntary product recall that we announced late last month, which in turn, negatively impacted our margin performance and profitability for the quarter. We remain committed to product quality and safety, and we will continue to work diligently to stabilize our Fresh Frozen business while maintaining momentum for our other brands.”

(All comparisons above are to the first quarter 2014)

*Please see the tabular reconciliation of financial measures prepared in accordance with United States generally accepted accounting principles (“GAAP”) to non-GAAP financial measures included at the end of this press release for the definition and information concerning certain items affecting comparability and reconciliations of the non-GAAP term EBITDA, Adjusted EBITDA, adjusted net income and adjusted diluted earnings per share, to the most comparable GAAP financial measures.

First Quarter Fiscal 2015

Net revenues increased 15.0% to $77.6 million, compared to $67.5 million in the prior year period. The increase in net revenues was due to a 17.6% increase in frozen segment net revenues and a 10.1% increase in snack segment net revenues.

Gross profit was $(3.7) million, compared to gross profit of $11.6 million in the prior year period. The Company recorded $15.3 million of additional charges to cost of revenues in the first quarter of 2015 related to the product recall, outlined in additional detail below. Excluding the product recall*, gross profit was $11.6 million and as a percent of net revenues decreased 220 basis points to 14.9% compared to 17.1% in the prior year. This decline is primarily due to planned slotting and promotional expenses, as well as increased freight costs and a shift in product and channel mix.

Selling, general and administrative expenses (“SG&A”) was $9.2 million, compared to $8.4 million in the prior year period. The Company recorded $0.2 million of additional reserves for accounts receivable associated with the product recall in the first quarter of 2015.  Excluding the product recall*, SG&A increased $0.5 million, or 6.2%, to $8.9 million, primarily due to increased marketing spend. Excluding the product recall*, as a percentage of net revenues, SG&A decreased 90 basis points to 11.5%, compared to 12.4% in the prior year period. During the quarter the Company also recorded an impairment of $9.3 million associated with the Fresh Frozen customer relationship intangible asset based on cash flows that include the cost of the recent recall.

Net loss was $14.6 million, or $0.75 diluted loss per share, compared to net income of $1.6 million, or $0.08 diluted earnings per share. The Company recorded product recall charges of $9.9 million, net of tax, or $0.51 diluted earnings per share, and an intangible asset impairment charge of $5.9 million, net of tax, or $0.30 diluted earnings per share in the first quarter of 2015.  Excluding the impact of the product recall*, net income was $1.2 million, or $0.06 diluted earnings per share for the first quarter of 2015.  Net income in the first quarter of 2015 includes approximately $1.5 million, or $0.05 per diluted share, in planned incremental slotting and promotional trade spend investments.

Adjusted EBITDA was $4.6 million, compared to EBITDA of $5.1 million in the prior year period.

Segment Review

The Company has two reportable segments: frozen and snack. The frozen product segment includes frozen fruits, vegetables and beverages, for sale primarily to groceries, club stores and mass merchandisers. The snack segment includes manufactured potato chips, kettle chips, potato crisps, potato skins, pellet snacks, sheeted dough products, cereal and extruded product for sale primarily to snack food distributors and retailers.

Frozen Segment: Net revenues during the first quarter increased 17.6% to $51.3 million, compared to $43.7 million in the prior year period. Gross profit was $(7.5) million, compared to a gross profit of $7.8 million in the prior year period. Excluding the impact of the product recall*, gross profit of $7.8 million was comparable to the prior year period, and decreased as a percentage of net revenues 290 basis points to 15.1% compared to the prior year period, primarily as a result of the increased slotting and promotional trade spend investments as well as increased freight cost.

Snack Segment: Net revenues during the first quarter increased 10.1% to $26.3 million, compared to $23.9 million in the prior year period.  Gross profit increased $0.1 million, or 1.9%, to $3.8 million, compared to $3.7 million in the prior year period. As a percentage of net revenues, first quarter gross profit decreased 120 basis points to 14.4% compared to the prior year period primarily as a result of product sales and channel mix and higher freight cost.

Mr. McDaniel concluded, “We are pleased with our volume growth in both our Frozen and Snack segments for the first quarter. For the remainder of 2015, our team will work diligently to rebuild distribution of our Fresh Frozen products and will be intently focused on our opportunities for operational and financial improvement as we work to better position our business to produce results that are more consistent with our track record of growth.”

Product Recall

On April 23, 2015, the Company announced a voluntary product recall for certain of its Fresh Frozen™ line of frozen vegetables, and certain of its Jamba® “At Home” line of smoothie kits, because the Jefferson, Georgia facility tested positive for Listeria monocytogenes.  The product recall expenses recorded in our consolidated statement of operations include valuation and liability estimates as of the end of the quarter and do not include estimated lost sales.  These costs for the quarter ended March 28, 2015 are summarized as follows (in thousands):

Increase / (Decrease)
Net revenues	$—
Cost of revenues	15,260
Gross profit	(15,260)
Operating expenses:
Selling, general & administrative expenses	233
Impairment of intangible asset	9,277
Operating income	(24,770)
Interest expense, net	—
Income before income taxes	(24,770)
Income tax benefit	8,882
Net income	$(15,888)

In connection with the recall, the Company temporarily suspended production and distribution of the recalled products.  While it is too soon to reliably estimate the impact of this recall on the Company’s future sales of the Fresh FrozenTM brand and the Jamba® “At Home” line of smoothie kits, net revenues of the products affected by the recall are expected to be reduced for the second fiscal quarter of 2015 and potentially subsequent periods.

No potential insurance recovery related to the product recall has been recorded in the first quarter of 2015.

Conference Call

The Company will hold an investor conference call today, Thursday, May 7, 2015, at 11:00 a.m. Eastern time. To participate on the live call listeners in North America may dial (877) 853-7702 and international listeners may dial (408) 940-3848; the conference ID is 25597406. In addition, the call will be broadcast live over the Internet hosted at the “Investor Relations” section of the Company’s website at www.inventurefoods.com and will be archived online for one year.

About Inventure Foods

With manufacturing facilities in Arizona, Indiana, Washington, Oregon, Georgia and Florida, Inventure Foods, Inc. (SNAK) is a marketer and manufacturer of specialty food brands in better-for-you and indulgent categories under a variety of Company owned and licensed brand names, including Boulder Canyon Authentic Foods®, Jamba®, Seattle’s Best Coffee®, Rader Farms®, T.G.I. Friday’s®, Nathan’s Famous®, Vidalia Brands®, Poore Brothers®, Tato Skins®, Willamette Valley Fruit CompanyTM, Fresh FrozenTM, Bob’s Texas Style® and Sin In A Tin®. For further information about Inventure Foods, please visit www.inventurefoods.com.

Contact

Katie Turner, ICR (646) 277-1200

Note Regarding Forward-looking Statements

This press release contains forward-looking statements, including, but not limited to, our expectations regarding delivering improved financial results and operating margin in fiscal 2014, the ability to strengthen our core brand portfolios and expand our health/natural product portfolios, the ability to capitalize on our growth opportunities in the better-for-you and snack food categories and to generate long-term sustainable growth for stockholders, and the ability to achieve a record performance in 2014 and capitalize on our growth opportunities. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, general economic conditions, increases in cost or availability of ingredients, packaging, energy and employees, price competition and industry consolidation, ability to execute strategic initiatives, product recalls or safety concerns, disruptions of supply chain or information technology systems, customer acceptance of new products and changes in consumer preferences, food industry and regulatory factors, interest rate risks, dependence upon major customers, dependence upon existing and future license agreements, the possibility that we will need additional financing due to future operating losses or in order to implement the Company’s business strategy, acquisition and divestiture-related risks, the volatility of the market price of the Company’s common stock, and such other factors as are described from time to time in the Company’s filings with the Securities and Exchange Commission.  All forward-looking statements are based on information available to the Company as of the date of this news release, and the Company assumes no obligation to update such statements.

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Quarter Ended
	March 28, 2015	March 29, 2014
Net revenues	$77,607	$67,509
Cost of revenues	81,307	55,946
Gross profit	(3,700)	11,563
Operating expenses:
Selling, general & administrative expenses	9,152	8,398
Impairment of intangible asset	9,277	—
Operating income (loss)	(22,129)	3,165
Non-operating expense:
Interest expense, net	730	670
Income (loss) before income taxes	(22,859)	2,495
Income tax benefit (expense)	8,224	(898)
Net income (loss)	$(14,635)	$1,597

Earnings (loss) per common share:
Basic	$(0.75)	$0.08
Diluted	$(0.75)	$0.08
Weighted average number of common shares:
Basic	19,581	19,437
Diluted	19,581	19,924

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	March 28, 2015	December 27, 2014
Assets
Current assets:
Cash and cash equivalents	$920	$495
Accounts receivable, net	26,128	22,420
Inventories	56,724	65,216
Deferred income tax asset	1,224	1,228
Other current assets	12,671	1,220
Total current assets	97,667	90,579

Property and equipment, net	55,799	55,200
Goodwill	23,286	23,286
Trademarks and other intangibles, net	14,965	24,543
Other assets	1,506	1,702
Total assets	$193,223	$195,310

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$18,701	$15,533
Accrued liabilities	23,036	12,978
Current portion of long-term debt	7,281	7,041
Total current liabilities	49,018	35,552

Long-term debt, less current portion	57,296	59,218
Line of credit	20,077	18,802
Deferred income tax liability	6,874	6,869
Interest rate swaps	326	349
Other liabilities	2,109	2,554
Total liabilities	135,700	123,344

Stockholders’ equity:
Common stock	199	200
Additional paid-in capital	33,278	33,100
Accumulated other comprehensive loss	(119)	(134)
Retained earnings	24,636	39,271
	57,994	72,437
Less: treasury stock	(471)	(471)
Total stockholders’ equity	57,523	71,966
Total liabilities and stockholders’ equity	$193,223	$195,310

INVENTURE FOODS, INC. AND SUBSIDIARIES

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA

(in thousands)

(unaudited)

	Quarter Ended
	March 28, 2015	March 29, 2014
Reconciliation — EBITDA(1):
Reported net income (loss)	$(14,635)	$1,597
Add back: Interest, net	730	670
Add back: Income tax (benefit) expense	(8,224)	898
Add back: Depreciation	1,701	1,616
Add back: Amortization of intangible assets	301	301
EBITDA(1)	$(20,127)	$5,082
Adjustments:
Add back: Product recall charges	15,493	—
Add back: Impairment of intangible asset	9,277	—
ADJUSTED EBITDA(1)	$4,643	$5,082

INVENTURE FOODS, INC. AND SUBSIDIARIES

ITEMS AFFECTING COMPARABILITY — RECONCILIATION OF ADJUSTED INFORMATION TO GAAP INFORMATION

(in thousands)

(unaudited)

	Quarter Ended
	March 28, 2015	March 29, 2014
Reported net income (loss)	$(14,635)	$1,597
Product recall charges, net of tax	9,919	—
Impairment of intangible asset, net of tax	5,939	—
Adjusted net income(2)	$1,223	$1,597
Adjusted diluted shares outstanding	20,002	19,924
Adjusted diluted earnings per share(2)	$0.06	$0.08

(1)  EBITDA is defined as net income, net of taxes, interest expense, income taxes, depreciation and amortization. We further adjust EBITDA to exclude the charges related to the product recall and the intangible asset impairment which are believed to be nonrecurring items and not reflective of our core business to arrive at adjusted EBITDA. The GAAP financial measure that is most directly comparable to EBITDA is net cash provided by operating activities. We present adjusted EBITDA because we believe it provides useful information regarding our ability to meet our future debt payment requirements, capital expenditures and working capital requirements and it provides an overall evaluation of our financial condition. We include adjusted EBITDA in this earnings announcement to provide transparency to investors and to assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.  Adjusted EBITDA has certain inherent limitations as an analytical tool and should not be used in isolation or as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with GAAP or as a measure of our profitability or our liquidity.  Further, EBITDA may not be comparable to similarly titled measures used by other companies.

(2)  Adjusted net income (loss) and adjusted diluted earnings per share permit a comparative assessment of our net income and diluted earnings per share by excluding the product recall and the intangible asset impairment to make a more meaningful comparison of our operating performance.